Exhibit 8(d)(2)

                                   SCHEDULE A
                           TO SUBCUSTODIAN AGREEMENT
                     BETWEEN BROWN BROTHERS HARRIMAN & CO.
                            AND THE BANK OF NEW YORK

      The fee pursuant to Section X shall be $25.00 for each transfer of a security into or out of the Subcustodian account.


                                        Dated:  January 30, 1979


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